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                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1/A of our report dated October 8, 2004 (except for Note 15, as to which the date is May 24, 2005, and Note 11, as to which the date is June 17,2005) relating to the financial statements of Net 1 UEPS Technologies Incorporated (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the restatement of the segment information disclosures as well as the restatement of capital stock accounts, share data and earnings per share data), appearing in this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE (SOUTH AFRICA)
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DELOITTE & TOUCHE
Chartered Accountants (SA)
Johannesburg
Republic of South Africa

June 17, 2005